SCHEDULE 14A INFORMATION
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MidSouth Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
Board of Directors of MidSouth Bancorp, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS
PERSONNEL COMMITTEE REPORT
AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

MIDSOUTH BANCORP, INC.
102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Lafayette, Louisiana
April 17, 2006
     We will hold our annual shareholders meeting on Wednesday, May 17, 2006, at 1:00 p.m., local time, at our corporate offices, 102 Versailles Blvd., Lafayette, Louisiana 70501, where we will elect directors and consider anything else that may properly come before the meeting or any adjournments.
     If you are listed on our books as the holder of record of our common stock on March 24, 2006, you are entitled to notice of and to vote at the meeting.
     Your vote is important regardless of the number of shares you own. WHETHER OR NOT YOU PLAN TO COME TO THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. YOUR PROXY MAY BE REVOKED BY NOTICE TO OUR SECRETARY AT ANY TIME BEFORE IT IS VOTED.
BY ORDER OF THE BOARD
OF DIRECTORS
Karen L. Hail
          Secretary

This Page Intentionally Left Blank

MIDSOUTH BANCORP, INC.
102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501
PROXY STATEMENT
     This Proxy Statement is being sent to our stockholders to solicit on behalf of our Board proxies to use at our annual shareholders meeting to be held on Wednesday, May 17, 2006, at the time and place shown in the accompanying notice and at any adjournments thereof. This Statement is first being mailed to shareholders about April 17, 2006.
     Only holders of our stock on our books at the close of business on March 24, 2006, are entitled to notice of and to vote at the Meeting. On that date we had outstanding 5,016,196 shares.
     The presence, in person or by proxy, of holders of a majority of our Stock is needed to make up a quorum; if a quorum is present, directors are elected by plurality vote. With respect to any other proposal, however, if the Board has recommended it by a majority of our Continuing Directors, as defined in our Articles of Incorporation, then, generally, the vote of a majority of the votes cast is required to approve it, and if it is not so recommended, then the vote of 80% of the Total Voting Power, as defined in the Articles, is required to approve it. The Continuing Directors will appoint the Judge(s) of Election, and all questions as to voter qualification, proxy validity and accepting or rejecting votes will be decided by the Judge(s).
     Abstentions or broker non-votes will not have any effect on the election of directors. On any other proposal, abstentions and broker non-votes will be counted as votes not cast and will have no effect on any proposal that needs a majority of votes cast to approve it and will have the effect of a vote against any proposal that needs the vote of a percentage of the Total Voting Power.
     All proxies received in the enclosed form will be voted as you specify and, unless you specify to the contrary, will be voted for the election of the persons named herein. We do not know of anything else to be presented at the Meeting other than the election, but if anything else does come up the persons named in the enclosed proxy will vote the shares covered by the proxy according to their best judgment.
     A proxy may be revoked by you at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy with a later date. If you vote in person in a manner inconsistent with a proxy previously filed by you will be deemed to have revoked the proxy as to the matters you voted on in person.
     The cost of soliciting proxies will be borne by us. In addition to the mail, proxies may be solicited by personal interview, telephone, telegraph, facsimile, internet, and e-mail. Banks, brokerage houses and other nominees or fiduciaries may be asked to forward these materials to their principals and to get authority to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.

ELECTION OF DIRECTORS
     Our Articles provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term. At the Meeting, Class I Directors will be elected to serve until the 2009 annual meeting.
     Unless you withhold authority, the persons named in the enclosed proxy will vote the shares covered by the proxies received by them for the election of the three Class I director nominees named below. If for some reason we do not anticipate one or more nominees cannot be a candidate at the Meeting, the shares will be voted in favor of such other persons as the Board chooses. Directors will be elected by plurality vote.
     Other than the Board, only shareholders who have complied with the procedures of Article IV (H) of our Articles may nominate a person for election. To do so, you must have given us written notice by December 13, 2005, of the following:
     (1) as to each person whom you propose to nominate:
     (a) his or her name, age, business address, residence address, principal occupation or employment,
     (b) the number of shares of our stock of which the person is the beneficial owner and
     (c) any other information relating to the person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Securities Exchange Act of 1934; and
     (2) as to you:
     (a) your name and address
     (b) the number of shares of our Stock of which you are the beneficial owner and
     (c) a description of any agreements, arrangements or relationships between you and each person you want to nominate.
Two inspectors, not affiliated with us, appointed by our Secretary, will determine whether the notice provisions were met; if they determine that you have not complied with Article IV(H), your nomination will be disregarded.
     The following table gives information as of March 24, 2006, about each director nominee and each other director. Unless otherwise indicated, each person has had the principal occupation shown for at least the past five years. The Board recommends a vote FOR each of the three nominees named below.

     Director Nominees for terms to expire in 2009 (Class I Directors)

			Year First
Name	Age	Principal Occupation	Became Director
C. R. Cloutier	58	Our President and C.E.O., and President and C.E.O. of our subsidiary, MidSouth Bank	1984

J. B. Hargroder, M.D.	75	Physician, retired; Vice Chairman of our Board	1984

William M. Simmons	72	Investor	1984
     Directors whose terms expire in 2007 (Class II Directors)

			Year First
Name	Age	Principal Occupation	Became Director
Will G. Charbonnet, Sr.	58	Our Chairman of the Board; Executive Director, Lafayette Catholic Social Services (non-profit charity)	1984

Clayton Paul Hilliard	80	President/Owner of Badger Oil Corporation, Badger Oil & Gas Ltd., Convexx Oil and Gas, Inc., and Warlord Oil Corporation; Manager, Unigard, LLC	1985

Stephen C. May	57	Publisher -The Independent Weekly, Lafayette, LA	2002

Joseph V. Tortorice, Jr.	56	CEO, Deli Management, Inc.; Chairman of the Board of Lamar Bank, our wholly-owned subsidiary	2004
     Directors whose terms expire in 2008 (Class III Directors)

			Year First
Name	Age	Principal Occupation	Became Director
James R. Davis, Jr.	53	President, Davis/Wade Financial Services, L.L.C.; Chairman of our Audit Committee and our Lead Director	1991

Karen L. Hail	52	Our Senior Executive Vice President and Chief Operations Officer	1988

Milton B. Kidd, III, O.D.	57	Optometrist, Kidd Vision Centers	1996

Corporate Governance
     Shareholder, Board and Committee Meetings. During 2005, the Board had eleven meetings and each director attended at least 75% of the total number of meetings held of the Board and committees of which he or she was a member. While we encourage all Board members to come to annual shareholder meetings, there is no formal policy as to their attendance. It is a rare occasion, however, when all members are not there. At the annual meeting in 2005, only one director, William M. Simmons, was absent.
     Board Independence. Each year, our Corporate Governance and Nominating Committee reviews the relationships that each director has with us and with other parties. Only those directors who do not have any relationships that keep them from being independent within the meaning of applicable American Stock Exchange (“AMEX”) rules and who the Committee finds have no relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities are considered to be “independent directors.” The Committee reviews a number of factors to evaluate independence, including the directors’ relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which they are directors or executive officers. After evaluating these factors, the Board determined that Messrs. Charbonnet, Davis, Hargroder, Hilliard, Kidd, May, Simmons and Tortorice are independent within the meaning of applicable AMEX rules.
     Shareholder Communications. Shareholders may communicate directly with the Board or the individual chairmen of committees by writing directly to them at P. O. Box 3745, Lafayette, LA 70502. We will forward, and not screen, any mail we receive that is directed to an individual, unless we believe the communication may pose a security risk.
     Code of Ethics. The Board has adopted a Code of Ethics for our directors, officers and employees to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of the Code of Ethics is posted on the Corporate Relations page of our website at www.midsouthbank.com.
     The Board has an Audit Committee, an Executive Committee, a Personnel Committee, and a Corporate Governance and Nominating Committee.
     The Audit Committee is Messrs. Davis, Charbonnet, Hilliard, Kidd and May and held ten meetings in 2005. It is responsible for carrying out the Audit Committee Charter. The Executive Committee is Messrs. Charbonnet, Cloutier, Hargroder and Tortorice and met seven times in 2005. Its duties include shareholder relations, Bank examination and Securities and Exchange Commission (“SEC”) reporting. The Personnel Committee is Messrs. Charbonnet, Davis, Hargroder, and Tortorice and met three times in 2005. It is responsible for evaluating the performance and setting the compensation of our executive officers and administering our Stock Incentive Plan. The Corporate Governance and Nominating Committee is Messrs. Charbonnet, Hargroder, Hilliard and Simmons and met once in 2005. It helps the Board to make determinations of director independence,assess overall and individual Board performance and recommend director candidates, including recommendations submitted by shareholders.
     It is the Corporate Governance and Nominating Committee’s policy that candidates for director have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and have skills and expertise appropriate for serving the long-term interest of our shareholders. The Committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the Committee reviews their overall service during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and (2) in the case of new director candidates, appropriate inquiries into their backgrounds and qualifications are made after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of AMEX rules, and then selects a candidate for recommendation to the Board. In seeking potential nominees, the Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, although to date it has not done so.
     The Committee will consider director candidates recommended by shareholders who follow the procedures set out in Article IV (H) of our Articles described elsewhere. It does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or otherwise.
     Eligible shareholders who want to present a proposal qualified for inclusion in our proxy materials for the 2007 annual meeting must forward such proposal to our Secretary at the address listed on the first page of this Proxy Statement in time to arrive before December 17, 2006.
     A majority of our directors are also directors of MidSouth Bank. Directors are entitled to fees of $200 per month for Board service and $200 per month for MidSouth Bank Board service. The Chairman receives an additional $750 per month, the Vice Chairman an additional $350 per month and the Audit Committee Chairman an additional $670 per month. Each director also receives $350 for each regular meeting, and $125 for each special meeting of the Board of MidSouth Bank, and $150 for the first hour, and $75 per hour for each additional hour, of each committee meeting. Directors receive meeting fees only for meetings they attend.
     In 1997 directors who were not employees were given options to buy up to 16,589 shares of Stock at $4.41 per share, the fair market value on the date of grant, all of which are currently exercisable. Stephen C. May, a more recent addition to the Board, was granted options in 2002 to purchase up to 9,832 shares of Common Stock at $8.60 per share, the fair market value on the date of grant, exerciseable in annual 20% increments beginning in 2003.
     The Securities and Exchange Act of 1934 and applicable SEC regulations require our directors, executive officers and ten percent shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all the reports they file. To our knowledge, based on a review of reports given us, all required reports were filed timely.
SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
Security Ownership of Management
     The following table shows as of March 24, 2006, the beneficial ownership of our Stock by each director and nominee, by each executive officer named in the Summary of Executive Compensation Table below, and by all directors and executive officers as a group. Unless otherwise indicated, the Stock is held with sole voting and investment power.

	Amount and Nature
	of Beneficial		Percent
Name	Ownership(1)		of Class
Will G. Charbonnet, Sr.	138,784	(1,2)	2.76%
C. R. Cloutier	314,764	(1,3)	6.22%
James R. Davis, Jr.	56,840	(4)	1.13%
Karen L. Hail	118,226	(5)	2.34%
J. B. Hargroder, M.D.	355,274	(1,6)	7.08%
Clayton Paul Hilliard	190,253	(7)	3.78%
Milton B. Kidd, III, O.D.	182,221		3.63%
Stephen C. May	109,498		2.18%
William M. Simmons	163,096	(8)	3.25%
Joseph V. Tortorice, Jr.	65,519		1.31%
Jennifer S. Fontenot	26,944		.54%
Donald R. Landry	77,234	(9)	1.54%
A. Dwight Utz	11,079	(10)	.22%
All directors and executive officers as a group (16 persons)	1,844,660		35.68%

(1)	Stock held by our Directors’ Deferred Compensation Trust (the “Trust”) is beneficially owned by its Plan Administrator, our Executive Committee, the members of which could be deemed to share beneficial ownership of all Stock held in the Trust (257,403 shares or 5.13% as of March 24, 2006). For each director, the table includes the number of shares held for his or her account only, while the group figure includes all shares held in the Trust. Stock held by our Employee Ownership Plan (the “ESOP”) is not included in the table, except that shares allocated to an individual’s account are included as beneficially owned by that individual. Shares which may be acquired by exercise of currently exercisable options (“Current Options”) are deemed outstanding for purposes of computing the percentage of outstanding Stock owned by persons beneficially owning such shares and by all directors and executive officers as a group but are not otherwise deemed to be outstanding.

(2)	Includes 36,440 shares as to which he shares voting and investment power.

(3)	Includes 118,550 shares as to which he shares voting and investment power. Mr. Cloutier’s address is P. O. Box 3745, Lafayette, Louisiana 70502.

(4)	Includes 6,856 shares as to which he shares voting and investment power.

(5)	Includes 952 shares as to which she shares voting and investment power.

(6)	Includes 315,672 shares as to which he shares voting and investment power. Dr. Hargroder’s address is P. O. Box 1049, Jennings, Louisiana 70546.

(7)	Includes 111,652 shares as to which he shares voting and investment power.

(8)	Includes 4,643 shares as to which he shares voting and investment power.

(9)	Includes 37,955 shares as to which he shares voting and investment power.

(10)	Includes 2,480 shares as to which he shares voting and investment power.

     The following table shows the number of shares in the Trust and ESOP, and the number of shares subject to Current Options, that have been included in the above Ownership Table.

			Current
Name	Trust	ESOP	Options
Will G. Charbonnet, Sr.	36,830	—	16,589
C. R. Cloutier	44,846	36,943	47,562
James R. Davis, Jr.	29,126	—	—
Karen L. Hail	28,762	39,108	39,478
J. B. Hargroder, M.D.	39,602	—	—
Clayton Paul Hilliard	16,750	—	11,000
Milton B. Kidd, III, O.D.	13,211	—	4,169
Stephen C. May	—	—	5,899
William M. Simmons	37,964	—	8,064
Joseph V. Tortorice, Jr.	—	—	—
Jennifer S. Fontenot	—	19,381	7,563
Donald R. Landry	—	18,323	1,815
A. Dwight Utz	—	1,276	7,231

Security Ownership of Certain Beneficial Owners
     The following lists as of March 24, 2006, the only persons other than the persons listed in the table above known to us to beneficially own more than five percent of our Stock.

Name and Address	Shares Beneficially	Percent
Of Beneficial Owner	Owned	of Class
MidSouth Bancorp, Inc., Employee Stock	406,597 (1)	8.11%
Ownership Plan, ESOP Trustees and ESOP Administrative Committee P. O. Box 3745, Lafayette, LA 70502

MidSouth Bancorp, Inc.,(2)	257,403	5.13%
Directors Deferred Compensation Plan, Executive Committee P. O. Box 3745, Lafayette, LA 70502

(1)	The Administrative Committee directs the Trustees how to vote the approximately 8,247 unallocated shares in the ESOP as of March 24, 2006. Voting rights of the shares allocated to ESOP participants’ accounts are passed through to them. The Trustees have investment power with respect to the ESOP’s assets, but must exercise it in accordance with an investment policy established by the Administrative Committee. The Trustees are Donald R. Landry, an executive officer, and Katherine Gardner and Brenda Jordan, two Bank employees. The Administrative Committee consists of Polly Leonard, an employee, Teri S. Stelly, an executive officer, and Dailene Melancon, a Bank officer.

(2)	See Note (1) to the Table of Security Ownership of Management.
EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS
Summary of Executive Compensation
     The following table shows all compensation awarded to, earned by or paid to the Named Executive Officers for all services rendered by them in all capacities to us and our subsidiaries for the past three years. No other executive officer had total annual salary and bonus over $100,000 in 2005.

				Long-Term Compensation
				Other				All
Name and				Annual	Restricted	Securities		Other
Principal				Compen-	Stock	Underlying	LTIP	Compen-
Position	Year	Salary(1)	Bonus(2)	sation	Award(s)	Option(s)	Payouts	sation (3)
C. R. Cloutier	2005	$229,575	$113,608	0	0	0	0	$9,704
President & Chief	2004	$222,029	$92,516	0	0	0	0	$8,892
Executive Officer	2003	$212,504	$76,680	0	0	0	0	$8,895

Karen L. Hail	2005	$165,165	$62,567	0	0	0	0	$8,284
Senior Exec VP &	2004	$152,037	$55,509	0	0	0	0	$6,962
Chief Oper. Off.	2003	$145,417	$46,008	0	0	0	0	$6,598

Donald R. Landry	2005	$136,415	$49,128	0	0	0	0	$7,654
Exec. VP & Chief	2004	$113,740	$43,945	0	0	0	0	$6,657
Lending Officer	2003	$110,063	$36,423	0	0	0	0	$6,192

A. Dwight Utz	2005	$92,000	$35,532	0	0	0	0	$4,808
Senior VP & Retail	2004	$92,000	$30,068	0	0	500	0	$4,232
Executive Manager	2003	$92,000	$22,543	0	0	1,000	0	$4,071

Jennifer Fontenot	2005	$88,625	$25,835	0	0	0	0	$4,315
Senior VP/Chief	2004	$78,500	$31,442	0	0	500	0	$3,812
Info. Officer	2003	$75,000	$20,136	0	0	1,000	0	$1,622

(1)	Includes director fees of $33,575 and $25,475 for 2005, $26,350 and $25,750 for 2004, $24,550 and $24,325 for 2003, for Mr. Cloutier and Ms. Hail, respectively and director fees of $7,800 for 2005 for Mr. Landry.

(2)	Awarded pursuant to the Incentive Compensation Plan of the Bank.

(3)	Consists of $7,917, $7,626, $6,882, $4,808 and $4,315 contributed to the ESOP for the accounts of each of Mr. Cloutier, Ms. Hail, Mr. Landry, Mr. Utz, and Ms. Fontenot, respectively; and $1,786, $659 and $772 paid by us in insurance premiums for term life insurance for the benefit of Mr. Cloutier, Ms. Hail and Mr. Landry, respectively.
Option Holdings
     The following table shows the value of unexercised options held by the Named Executive Officers as of December 31, 2005.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at		At
Name	December 31, 2005		December 31, 2005(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
C. R. Cloutier	52,562	7,563	$1,029,438	$138,630

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at		At
Name	December 31, 2005		December 31, 2005(1)
	Exercisable	Unexercisable	Exercisable		Unexercisable
Karen L. Hail	39,478	3,630		$816,971	$60,537
Donald Landry	-0-	3,025	$	- 0-	$55,448
A. Dwight Utz	6,791	2,972		$128,102	$35,354
Jennifer Fontenot	7,123	1,459		$153,302	$5,715

(1)	Reflects the difference between the closing sale price of a share of our Common Stock on December 31, 2005, and the exercise price of the options.
Option Exercises
     The following table shows options exercised by Named Executive Officers in 2005.

	Shares Acquired
Name	On Exercise	Value Realized
C. R. Cloutier	10,000	$231,700	(1)
Donald Landry	12,620	$312,707	(1)

(1)	Reflects the difference between the $27.58 closing price of the Stock on October 31, 2005, and the respective exercise price of the options.
Employment and Severance Contracts with Named Executive Officers
     Mr. Cloutier, Ms. Hail and Mr. Landry each have a one year written employment agreement with MidSouth Bank beginning January 1st of each year and automatically extending for one year every year thereafter, unless written notice of termination is given by any party to the agreement not later than 60 days before the end of the year. Pursuant to the contracts, they receive term life insurance of four times their annual salary payable to a beneficiary of their choice and disability insurance of not less than two-thirds of their annual salary. The contracts have a severance provision which entitles them to one year’s salary if the agreement is terminated by MidSouth Bank, unless they are removed by a regulatory body.
Certain Transactions
     Directors, nominees and executive officers and their associates have been customers of, and have borrowed from, our bank subsidiaries in the ordinary course of business, and such transactions are expected to continue in the future. In the opinion of management, our loan policy is less favorable to directors than to other customers.

Shareholder Return Performance Graph
     The following graph, which was prepared by SNL Securities LC (“SNL”), compares the cumulative total return on our Stock over a period beginning December 31, 2000 with (i) the cumulative total return on the stocks included in the Russell 3000 and (ii) the cumulative total return on the stocks included in the SNL $250M-$500M and the SNL $500M-$1B Bank Index. All of these cumulative returns are computed assuming the quarterly reinvestment of dividends paid during the applicable period.
MidSouth Bancorp, Inc.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

MidSouth Bancorp, Inc.	100.00	137.04	207.94	421.61	455.99	507.03
Russell 3000	100.00	88.54	69.47	91.04	101.92	108.16
SNL $250M-$500M Bank Index	100.00	142.07	183.20	264.70	300.43	318.97
SNL $500M-$1B Bank Index	100.00	129.74	165.63	238.84	270.66	282.26
Our Stock is traded on the AMEX under the “MSL” ticker symbol. The stock price information shown above is not necessarily indicative of future price performance. Information used was obtained by SNL from sources believed to be reliable. We are not responsible for any errors or omissions in such information.

PERSONNEL COMMITTEE REPORT
     The Personnel Committee is made up of four non-employee directors, all of whom are independent as defined in the AMEX listing standards. The Committee is committed to ensuring our total compensation package for the Chief Executive Officer and other named executive officers will serve to:
Attract, retain and motivate outstanding executive management who add value to us based on individual and team contributions;
Provide a highly competitive salary structure in all markets where we operate;
Facilitate employee ownership through equity components of performance-based long-term incentive stock plans that also enhance shareholder value.
     In recent years, due to industry consolidation, the Peer Bank Group used for comparative purposes continues to shrink. Recognizing this, the Committee engaged a national compensation consulting firm, KG & Associates, for compensation comparisons and information provided by Sheshunoff Management Services, L.P. (“SMS”) for compensation comparisons and measure of our performance.
Base Compensation: To ensure the competitiveness of our total compensation package, the Committee reviews salary survey information developed by our Human Resources Department regarding the compensation practices of a peer bank group using information from a national compensation consulting firm. In addition, the Committee reviews financial industry salary survey information developed by SMS. The goal is to set executive base compensation plus quarterly incentive pay between the top of the second quartile and the lower part of the 1st quartile for the peer group. It is our goal to set the base compensation part of total compensation to comfortably meet the executive’s needs and to put more emphasis on incentive pay so that the executives are encouraged to grow our value short term and long term. This way, the executive is well compensated in relation to our performance.
Incentive Compensation: We use a system of incentive compensation to reward the executives quarterly based on our earnings per share. At the beginning of each year our Board awards each executive a specified number of fictitious shares of our Stock. Incentive compensation is determined quarterly equal to the number of fictitious shares times our earnings per share for the quarter. Sixty percent of the amount determined is paid each quarter, and the balance is paid at the end of the year if we were profitable for the year. We believe this method encourages the executives to think in terms of earnings per share because a substantial portion of their pay is tied to earnings per share.
In January 2006, fictitious shares of Stock were granted as follows: Mr. Cloutier, 99,294; Ms. Hail 50,000; Mr. Landry, 35,096; Mr. Utz, 19,663; and Ms. Fontenot, 16,638.
At the Personnel Committee Meeting of January 11, 2006 the chief executive officer pay was set for 2006 with his base salary remaining the same and all of his increased pay being tied to additional incentive compensation. So, for 2006, his base pay was set at $196,000 and his projected incentive compensation, based on 2005 earnings per share of $1.48 would result in incentive compensation of $147,134, which is 75 % of base pay. Actual incentive compensation will vary based on earnings per share for 2006.
Long Term Incentives: It is our belief that executive officers need to have a significant interest tied to long term performance and shareholder increased value. We believe the best way to accomplish this is through ownership of us. We encourage executive officers to own stock and provide the following programs to encourage stock ownership.
Directors Deferred Compensation Plan: Our Deferred Compensation Plan encourages all directors to take part of their director pay in shares of Stock.
ESOP: To encourage ownership by all employees and therefore tie their interest to the interest of the shareholders, we established an ESOP Plan in 1986.
Stock Options: In addition to the above, we have periodically granted stock options to executive officers and senior management although we have not in fact granted any options to Messrs. Cloutier, Hail and Landry for several years, and only a modest number of options to our other executive officers. These options are always based on the current stock price at the time they are awarded. The executives can only benefit by increasing the long term value of the stock.
Personnel Committee of the Board of Directors
Will G. Charbonnet Sr.
James R. Davis, Jr.
J. B. Hargroder, MD
Joseph V. Tortorice, Jr.
AUDIT COMMITTEE REPORT
     Our Audit Committee is composed of five non-employee directors. The Board has made a determination that its members satisfy AMEX’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Committee is a “Financial Expert” within the meaning of SEC Rules, but the Board does not feel a Financial Expert necessary in view of the overall financial sophistication of Committee members. The responsibilities of the Committee are set forth in our Audit Committee Charter.
     The Committee reviewed and discussed the audited financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements. The Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Committee also received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with the independent auditors the independent auditors’ independence and has considered the compatibility of non-audit services with the auditors’ independence.
     The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.
     Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
     By the members of the Audit Committee:
James R. Davis, Jr.
Will G. Charbonnet, Sr.
Clayton Paul Hilliard
Milton B. Kidd, III, O.D.
Stephen C. May
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
General
     Our consolidated financial statements for 2005 were audited by Porter Keadle Moore, LLP (“PKM”) and for 2004 and 2003 by Deloitte & Touche LLP (“Deloitte”). On August 18, 2005, the Audit Committee approved the dismissal of Deloitte as our independent accountants and the appointment of PKM as our new independent accountants.
     In connection with the audits for 2003 and 2004, and the subsequent interim period through August 18, 2005, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Their audit reports also did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Deloitte provided a letter of concurrence, pursuant to Item 304(a)(3) of Regulation S-K, stating agreement with the above statements as an exhibit to the required Form 8-K filed by us on August 24, 2005.

Fees
     The following table summarizes the fees billed to us by our auditors for professional services rendered in 2005 and 2004. All of the services were pre-approved by the Audit Committee to the extent required under applicable law and in accordance with the provisions of the Audit Committee charter.

	Year-ended December 31,
	2005		2004
Fee Category	Amount	%	Amount	%

Audit fees
Deloitte & Touche LLP	—		$89,600	100%
Porter Keadle Moore LLP	85,827	42%

All other fees	119,749	58%	—	—

Total fees	$205,576	100%	$89,600	100%

     Audit fees include fees associated with the required annual audit and report on Form 10K, reviews of our quarterly reports on Form 10Q and services that are normally performed by the external independent auditor in connection with regulatory filings required by the SEC. Audit fees for Deloitte in 2004 included fees for a consent in connection with a Form S-4 regarding the Company’s acquisition of Lamar Bancshares, Inc.
     All other fees include the fees billed for all other services, including for consultation and assistance related to controls documentation in contemplation of compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has determined that the rendering of non-audit professional services, as identified above, is compatible with maintaining the independence of our auditors. PKM and Deloitte do not perform tax preparation services for us.
Pre-Approval Policy
     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. For 2005, pre-approved non-audit services included only those services described above for “All Other Fees.” No non-audit services were performed by the independent auditors in 2004.

ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, WITHOUT EXHIBITS. REQUESTS SHOULD BE ADDRESSED TO SALLY D. GARY, INVESTOR RELATIONS, P. O. BOX 3745, LAFAYETTE, LOUISIANA 70502.
By Order of the Board of Directors
Karen L. Hail
Secretary
Lafayette, Louisiana
April 17, 2006

1.	Election of Class I Directors
	Nominees:	C. R. Cloutier
J. B. Hargroder
William M. Simmons

	___	FOR all nominees listed except as marked to the contrary

	___	WITHHOLD authority for all nominees

If you wish to withhold authority to vote for certain of the nominees listed, strike through the nominee(s) names.

2.	In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy will be voted as specified. If no specific directions are given, this proxy will be voted FOR the nominees named.

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by the proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized persons. If a partnership, please sign in partnership name by authorized persons.

Dated:	2006

Signature of Shareholder

Signature (if jointly owned)

PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY CARD TO THE COMPANY
PROMPTLY USING THE ENCLOSED ENVELOPE.

PROXY
MIDSOUTH BANCORP, INC.
May 17, 2006
Annual Meeting of Shareholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Sammy Baudoin, Barbara Hightower, Ray Mikolajczyk or any of them, proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock of MidSouth Bancorp, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of the shareholders of the Company to be held on May 17, 2006 and at any and all adjournments thereof.